EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50912, 333-88313, 333-106325, 333-153740 and 333-153741 on Form S-8 of our report dated March 15, 2010 (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for business combinations as of January 1, 2009), relating to the financial statements of Edgewater Technology, Inc., and our report dated March 15, 2010 relating to the effectiveness of Edgewater Technology, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Edgewater Technology, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 15, 2010